Company No: 3006387







Meteor Technology plc
(formerly Telecom Credit Europe PLC)

Report and Accounts
May 31, 1997

METEOR TECHNOLOGY PLC
(formerly Telecom Credit Europe PLC)

Directors

D Wettreich 			(Chairman)
J L Conway
J Fitzgerald 			(Non-executive)
C J Grant				(Non-executive)
S G Holman
J F McLaughlin

Secretary

S G Holman

Auditors

BDO Stoy Hayward
8 Baker Street
London
W1M 1DA

Bankers

National Westminster Bank plc
15 Bishopsgate
London
EC2P 2AP

Solicitors

Nabarro Nathanson
50 Stratton Street
London
W1X 6NX

Registrars

Independent Registrars Group Limited
Balfour House
390-398 High Road
Ilford
Essex
IG1 1NQ

Registered Office

Watson House
54 Baker Street
London
W1M 1DJ

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

Nominated Advisor

Butterfield Securities
being the trading name of:
Seymour Pierce Butterfield Limited
21 Chiswell Street
London
EC1Y 4TY

Company Number

3006387

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)


REPORT OF THE AUDITORS TO THE MEMBERS OF METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

We have audited the accounts on pages l 2 to 43, which have been prepared under the historical cost convention and on the basis of the accounting policies set out on pages 17 to l9.

Respective responsibilities of directors and auditors

As described on page 8 the company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.

Fundamental uncertainties

In the light of the group's results for the year, we draw your attention to Note 1 which explains the circumstances and considerations the directors have taken into account in preparing the accounts. In view of the significance of the inherent uncertainty surrounding the future level of trading and profitability of the group, we consider it should be drawn to your attention but our opinion is not qualified in this respect.

We also draw to your attention the uncertainty in connection with the carrying value of investments in and amounts due from, certain subsidiaries in the company's balance sheet. as explained in Note 1. If these assets were to be written down, this would reduce the company's profit for the year and its net assets by up to British Pounds1,080,000. We consider this uncertainty to be of such significance to draw it to your attention, but our Opinion is not qualified in this respect.

As shown in Note 12(a), the carrying value of the group's listed investment exceeded their market value at the year end by British Pounds 128,000. Although it is not the directors' intention to dispose of these shares, we consider the uncertainty surrounding their carrying value should be brought to your attention. However, our opinion is not qualified in this respect.

REPORT OF THE AUDITORS
TO THE MEMBERS OF METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)
(continued)

Opinion

In our opinion the accounts give a true and fair view of the state of affairs of the company and of the group as at May 31, 1997 and of the loss of the group for the year then ended led and have been properly prepared in accordance with the Companies Act 1985.


BDO Stoy Hayward
Chartered Accountants
Registered Auditors
London

October 30, 1997

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

GROUP PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED MAY 31, 1997

British Pounds  '000
                                                    Restated Period
                                                        May 31,

 Continuing operations                        1997       1996

Ongoing Acquisitions

                                              Total       Total      Notes

Turnover                                 22,766  1,123    3,889        25
Cost of sales                               330   1,024   1,354        19
Cost of sales -
 exceptional items
                                              4   1,379      -1,379    207

                                          ------------------------------
Gross profit/(loss)                         1,057   99      1,156   (201)
                                          __________________________________

Distribution and administrative
expenses                                      834   624     1,458    170
Distribution and administrative
expenses
   - exceptional items                          4    --      -       666

                                             ----------------------------
                                              834   624     1,458    836
                                            --------------------------------
Operating profit/(loss)
                                            3 223   (525)   (302)  (1,037)

                                                    ----------------
Interest receivable
                                                      28       2
Interest payable
                                                6    (48)     (4)
                                                   ----------------
                                                     (20)      (2)
                                                   ----------------
Loss on ordinary activities before
taxation
                                                      (322) (1,039)

Taxation on ordinary
activites                                        7     ----   -----

                                                       (322) (1,039)
Loss per ordinary share                           8 0.53 pence 11.56 pence

The notes on pages 17 to 43 form part of these accounts

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

GROUP STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
FOR THE YEAR ENDED MAY 31, 1997

Restated period to
May 31,                                 1997                         1996
                                    Pounds '000               Pounds '000

Total recognised loss for the
financial year                           322                        1,039

Prior year adjustment as explained in
note 4(d)                               (603)
                                       --------

Total loss recognised since last annual
report
                                          925


The notes on pages 17 to 43 form part of these accounts

METEOR TECHNOLOGY PLC
(formerly Telecom Credit Europe PLC)

GROUP BALANCE SHEET AT MAY 31, 1997 [British pounds '000]

					                 Restated		         Notes	   	1997	           1996
Fixed assets
Tangible assets	                            11	    	238            	30
Investments	                                12	    	500             	-
                                              				------        	------
			              				                               738        	    30
Current assets:
Stocks	                                      13	     69	            80
Debtors                                     	14     	221           	48
Cash at bank and in hand	                           	829          	153
	                                                		--------
                                                 			1,119
	Creditors: amounts falling
     due within one year                    	15   	(1,230)       	(242)
                                               		  --------    	--------
Net current (liabilities)/assets		                  	(111)         	39
						                                              	-----       --------
Total assets less current liabilities               		 627        		69

Creditors: amounts falling due after
more than one year                          	16       (535)      		(12)
			                                                     -----	  -------
							                                                 92		        57
Capital and reserves:
Called up equity share capital:               20
Issued		                                                714       	113
Committed but unissued
                                                          -	        18
Share premium account:	                        21
Issued                                               		2,122      	756
Committed but unissued	                                  	-       	837
Other reserves	                                21    	(1,383)	    (628)
Profit and loss account	                       21    	(1,361)	   (1,039)
			                                                   --------	-------
	Equity shareholders' funds	                    21     92           	57


Approved by the Board on October 30, 1997 and signed on its behalf by D Wettreich
Director
The  notes on pages 17 to 43 form part of these accounts

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)
British pounds '000

BALANCE SHEET AT MAY 31, 1997
                                                					           Restated
		                                      Notes      		1997         	1996
Fixed assets:
Tangible assets	                         11	       	    2           	-
Investments	                             12	         	1,913       	650
			                                                    	------	  ------
                                        									     1,915        650

	Current assets:
Debtors	                                              	408         	38
Cash at bank and in hand	                14           	816         	152
			                                                    --------	--------
			                                                   1,224        	190
	Creditors: amounts falling due
   within one year	                      15           	(247)      	(138)
		                                                     --------	--------
Net current (liabilities)/assets	                        		977     		52
						                                                  	------ --------
Total assets less current liabilities	                   	2,892	     69

Creditors: amounts falling due
    after more than one year	            16            			(500)   	(12)
		                                                       	-----	 --------
										                                                2,392    	702
Capital and reserves:
Called up equity share capital:          20
Issued                                                    		714    	113
Committed but unissued	                                      -	     	18
Share premium account:	                  21
Issued                                                   		2,122   	756
Committed but unissued	                                      	-    	837
Other reserves	                           21                 	-    (628)
Profit and loss account                  	21	               (444)  (1,022)
			                                                         ------  -------
	Equity shareholders' funds	              21	               2,392    	702


Approved by the Board on October 30, 1997 and signed on its behalf by D Wettreich
Director
The  notes on pages 17 to 43 form part of these accounts

METEOR TECHNOLOGY PLC plc
(formerly Telecom Credit Europe PLC)

GROUP STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED MAY 31, 1997
		[British pounds '000]

                                               			Notes		1997		1996

Net cash outflow for operating activities        	3(c)		(1,687)	(148)

Returns on investments and servicing of finance:
Interest received					                                    28		     2
Interest paid                                 				6	       (5)		   (3)
Interest element of finance lease
   rental payment				                             6	       (2)		   (1)
						                                                    --------------
Net cash outflow for returns on investments
     and servicing of finance			              			 21       	        (2)

Capital expenditure and financial investment:
Purchase of current asset investment			                      	 -		(363)
Purchase of tangible fixed assets					                        (106)	-
Receipts from sale of tangible fixed assets			                (4)
	Purchase of distribution agreement					                        -	   (7)
						                                                  -------- ---------
Net cash outflow for capital expenditure and
    financial investment						                          	  (102)     (370)

	Acquisitions and disposals:
	Purchase of subsidiary undertakings	         	23(a)		      (220)		    -
	Net cash balances acquired with subsidiaries		23(a)		       1,046		  (17)

Net cash outflow for acquisitions and disposals			             826    (17)

Financing
Issue of ordinary share capital	             		20(c)	        155		   669
Issue of loan stock					                       18(b)	     	1,500		     -
Repayments of capital elements of finance
       lease rentals				                       17(b)	     (9)    	     -
	Repayment of long term loan				        	                  (6)	        -
                                                							---------     ------
Net cash inflow from financing                    				   1,640       		669
                                               							---------	    -------
Increase in cash in the period		                 	26	      698	        132


The impact of the purchase of subsidiary undertakings on cash flow, reconciliation to net funds and details of material non-cash transactions are set out at notes 23, 26, and 27 respectively.

The notes on pages 17 to 43 form pan of these accounts

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31,1997

1.	Accounting policies

Accounting convention

The accounts are prepared under the historical cost convention and in accordance with applicable accounting standards.

Despite the losses sustained during the year, particularly in the payphones business, the directors are confident that the new DigiPhone products, together with the reorganization of the payphones businesses so that their trading performance can be improved will provide the group with an opportunity to demonstrate its profitability. They consider the group has sufficient cash resources to enable this stage to be reached, and accordingly have prepared the accounts on a going concern basis.

Accordingly, and despite the level of losses that certain subsidiaries have sustained which has resulted in them having net liabilities at May 31, 1997, the directors consider that any reduction in the British Pounds 700K value of the investments in, and the British Pounds 380K due from, those subsidiaries in the company's balance sheet is of a temporary nature, and that it is thus not appropriate for them to be written down.

Basis of consolidation

The group accounts consolidate the accounts of Meteor Technology plc and all its subsidiary undertakings drawn up to May 31. No profit and loss account is presented for Meteor Technology plc as permitted by section 230 of the Companies Act 1985.

The subsidiary undertakings acquired during the period have been included in the group accounts using the acquisition method of accounting. Accordingly, the group profit and loss account and cash flow statement include the results and cash flow of DigiPhone Europe Limited and Paragon Investment Holdings Limited and its subsidiary undertakings from their acquisition on August 12, 1996 and August 15, 1996 respectively. The purchase consideration has been allocated to assets and liabilities on the basis of fair value at the date of the acquisition.

Advantage has been taken of the merger relief offered by section
131 of the Companies Act 1985 in respect of consideration received in excess of the nominal value of the shares issued in connection with the acquisition of DigiPhone Europe Limited and Paragon Investment Holdings Limited.

Telecredit Telekommunications GmbH, a wholly owned subsidiary undertaking incorporated in Germany has not been consolidated, as it was held for resale and on July 10, 1996 it was sold in exchange for a 10% shareholding in RC Telecom Limited, a company incorporated in the Isle of Man.

Goodwill

Purchased and consolidation goodwill is charged directly against reserves. This is a change in accounting policy for the group in 1997 to give a fairer presentation of the results and of the financial position of the group.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

	1.	Accounting policies
	(continued)

In the May 31, 1996 accounts, goodwill was capitalised and was being amortised over 4 years. The impact of the change in accounting policy is to reduce the loss for the period to May 31, 1996 by writing back British Pounds 25K of amortisation to the profit and loss account offset by the creation of another reserve (see note
4(d)). The impact of this change in accounting policy on the accounts for the year to May 31, 1997, assuming an estimated useful life of 20 years for the subsidiaries acquired, is to reduce the loss by British Pounds 1,047K.

If a subsidiary, associate or business is subsequently sold or closed, any goodwill arising on acquisition that was written off directly to reserves or that has not been amortised through the profit and loss account is taken into account in determining the profit or loss on sale or closure.

Depreciation

Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less estimated residual value, of each asset evenly over its expected useful life, as follows:

Payphones				-	over length of contract, up to five
                            years
Computer equipment			-	3 years straight line
Fixtures and fittings			-	20% reducing balance
Motor vehicles				-	25% reducing balance

Stocks

Stocks are stated at the lower of cost incurred in bringing each product to its present location and condition and net realisable value, as follows:

Goods for resale 			-	purchase cost on a first-in,
                          first-out basis

Net realisable value is based on estimated selling price less any further costs expected to be incurred to completion and disposal.

Recognition of profits on leased payphones

Certain subsidiary undertakings have entered into agreements with finance houses in respect of payphones which are subleased by the finance house to customers. Net income from the leasing agreements is credited to the profit and loss account so as to spread any profit arising equally over the period of the lease between the customer and the finance house.

Deferred taxation

Deferred taxation is provided using the liability method on all timing differences which are expected to reverse in the future without being replaced, calculated at the rate at which it is estimated that the timing differences will reverse. Advance corporation tax which is expected to be recoverable in the future is deducted from the deferred taxation balance.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

1.     Accounting policies
(continued)

Software distribution rights

The values of software distribution rights purchased are reviewed periodically. Provision is made where there has been a permanent diminution in the value of these rights.

Foreign currencies

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction or at the contracted rate if the transaction is covered by a forward exchange contract. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date or if appropriate at the forward contract rate. All differences are taken to the profit and loss account.

Leasing and hire purchase commitments

Assets held under finance leases and hire purchase contracts are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

Rentals paid under operating leases are charged to income on a straight line basis over the lease term.

2.   Turnover

Turnover represents the amounts derived from the provision of goods and services which fall within the group's ordinary activities, all of which are continuing, stated net of value added tax.

The group operates in the telecommunications market and an analysis of its turnover by geographical market is as follows:

                                               						Restated
	                                  			1997		           1996
				British Pounds'000

USA		                                  		2,500       -
UK		                                   		1,370	      25
Rest of Europe				                          19       -
		                                       		-------	-------

                                    					3,889		     25


METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

	3.	Operating loss

	(a)	This is stated after charging:

                                                           				Restated
                                        			1997                 	1996
			British Pounds'000

		Auditors' remuneration - audit services   	40                  	2
		Auditors' remuneration - non-audit services	6                  	-
		Directors' remuneration (see below)	       165                 	57
		Depreciation of owned fixed assets        	60                   	5
		Depreciation of assets held under finance leases and
		     hire purchase contracts	              6                    	1
		Operating lease rentals
               - plant and machinery       	184                   	1
		            - land and buildings	          65	                  11

The auditors also received fees of British Pounds 17K in respect of the circular on the reversal of DigiPhone Europe Limited into the company. These costs have been included as part of the investment cost and not expensed to the profit and loss account.

b) Directors' remuneration

			                                                			Restated
                         	   			1997                    		1996
				British Pounds'000

Fees	                      				  78	                       	57
Other emoluments			              87                        		-
			                          		----                      		----
			                           		165	                        	57

Full details of the share options held by the directors are set out in the directors' report. No options were exercised by the directors during the period.

There are no long term incentive schemes in place for directors.

The company has made no contributions to directors' pension scheme.



METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

	3.	Operating loss
       (continued)

(c) Reconciliation of operating loss and net cash outflow from operating activities:


                                                     									Restated
                                               								1997   		1996
								British Pounds'000

Operating loss		                                     	(302)  	(1,037)
Depreciation			                                         66       		6
Loss on disposal of
    tangible fixed assets			                             9	       	1
Exceptional write off (non-cash
    transaction - see note 27(i)                     1,304       	845
Sale of rights (non-cash transaction
    - see note 27(ii))		                           	(2,500)       	-
Decrease/(increase) in debtors			                      23	      	(11)
(Decrease)/increase in creditors		                  	(322)        	46
Decrease in stocks			                                  35         		2
		                                                 	-------   	---------
Net cash outflow from operating
   activities				                                 	(1,687)	      (148)


	4.	Exceptional items

                                                     											Restated
 								                                      	1997	            	1996
									British Pounds'000

Cost of sales:
  Write off of distribution rights
    purchased (see notes (a) and (b))          	1,379	            	207
									                                    ----------	         	------
Distribution and administrative expenses:
   Provision for diminution in value
     of German subsidiary (see note c))           	-	             		63
   Restatement for fundamental errors
    (see note (d))                                	-	             		603
                                             		--------		         	-------
	   				                                      			   -             		666

(a) Exceptional item current year

During the year Meteor Technology plc acquired the rights to distribute DigiPhone internet telephony software in the UK, Ireland and the Rest of the World (i.e. excluding the USA, Canada and Rest of Europe) for British Pounds 1.379M. These costs have been written off in full during the year as part of cost of sales.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS A T MAY 31, 1997
(continued)

4. Exceptional items
    (continued)

The rights to distribute this software in Europe were acquired by DigiPhone Europe Limited prior to its acquisition by the company and therefore the group now holds the distribution rights for the software on a worldwide basis excluding the USA and Canada.

(b)	   Exceptional item prior year

In December 1995, 400,000 ordinary shares were allotted for British Pounds 200,000 at 5p per share, fully paid, upon the company entering into a distribution agreement with Firecrest Group Plc. The costs incurred in obtaining the distribution agreement have been written off to the profit and loss account.

(c )  Exceptional item prior year

The company owned the whole of the issued share capital of Telecredit Telekommunications GmbH, a company incorporated in Germany. A provision of British Pounds63K was made for diminution in value at May 31, 1996.

(d) Prior year adjustments - restatement for fundamental errors


Profit and
Other
loss
account
reserves

Provision for further
diminution in
value of German
subsidiary                                 (i)        (300)        -
Provision for rent guarantee
omitted in error                          (ii)          (70)        -
Provision for professional fees
omitted in error                          (iii)        (205)        -
Other                                                    (53)        -
Change in accounting policy for
goodwill                                   (iv)           25      (628)

                                                       ---------------

                                                        (603)     (628)

(i) As referred to in (c) above the company owned the whose of the issued share capital of Telecredit Telekommunications GmbH. This investment was exchanged for 100,004 ordinary shares in RC Telecom Limited on July 10, 1996. Following enquiry by the new directors it became apparent that this investment, which represents 10 per cent of that company's share capital, was worthless at the date or acquisition. Accordingly a further provision for diminution in value of British Pounds300K has been included in the restated figures.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

4.   Exceptional items
	      (continued)

(ii) The company provided a rent guarantee to the landlord of the premises occupied by Telecredit Telekommunications GmbH. These premises were vacated in early 1996 leaving rent arrears and therefore the landlord called the tent guarantee. No provision for these costs was accrued at May 31, 1996. A settlement of British Pounds70K has been reached with the landlord and a provision for this amount has been included in the restated figures.

(iii) A fee of British Pounds205K was payable to Vivian Gray Nominees in respect of a fee relating to Telecredit Telekommunications GmbH. While shares in settlement of this fee had been committed but not issued at May 31, 1996, this was not recorded in the company's accounts.

(iv) The accounting policy for goodwill arising on acquisition or on consolidation has been changed to a policy of charging it against reserves. Accordingly amortisation, British Pounds25K expensed in the period to May 31, 1996 has been written back to the profit and loss account for that period and British Pounds628K charged to reserves.

	5.	Staff costs

                                                 1997      1996
British Pounds'000

Wages and salaries                               287         73
Social security costs                            28           1
Other pension costs                               2           1
                                               _______  ___________
                                                 317          75

The average number of employees, including executive directors, during the year was as follows:

                                                   1997      1996
                                                    No.      No.

Sales and
marketing                                            10        2

Management and
administration                                        10        6

                                                    --------------
                                                      20       8

</TABLE


METEOR TECHNOLOGY pIc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

	6.	Interest payable


                                                1997        1996

Bank loans and overdrafts and other loans 	       5         		3
Loan stock interest 			                          41         		-
Finance charges payable under finance
 leases and hire purchase contracts			             2        		1
		                                               	---	      	--
		                                                	48       		4

7.	 Taxation on ordinary activities

Subject to agreement with the Inspector of Taxes, losses of approximately British Pounds 4m were available as at May 31, 1997 to carry forward against future profits.

8.   Loss per ordinary shares

	The loss per share of 0.53 pence has been calculated by dividing
the	loss after tax of British Pounds322K by 60,394,391 shares being the weighted average number of shares in issue during the year.

	The restated 1996 loss per share of 11.56 pence has been
calculated 	by dividing the restated loss after tax of British Pounds1,039K by
8,986,406 shares, being the weighted average number of shares in issue during that year.

	9.	Profit/(loss) attributable to the members of the parent
company

The profit dealt with in the accounts of the parent company was British Pounds 578K (restated 1996: loss British Pounds 1,022K).

10. Dividends

No dividends were paid during the year nor have been recommended.

METEOR  TECH NOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

11.  Tangible fixed assets

[British pounds '000]

               Fixtures        Motor      Computer
                and           vehicles     equipment   Payphones  Total
              fittings

Cost:
 At June 1, 1996  24            10            125         22       181
 Acquisition of
 subsidiaries      -            27            141         36       204
   Additions      13            29             63         44       149
   Disposals      (5)          (11)           (27)       (22)      (65)
                  ------------------------------------------------------
 At May 31,
1997              32            55            302         80        469

                  ------------------------------------------------------
Depreciation:

At June 1, 1996    6              6            125         14       151
 Acquisition of
  subsidiaries     -              -             54          -        54
   Additions       8              14            34         10        66
   Disposals      (4)             (7)          (14)       (15)      (40)
                  ------------------------------------------------------
At May 31,
  1997            10              131            9         99       231
                  ------------------------------------------------------
Net book value:
At May 31,
 1997             22               42          103         71       238

At June 1,
   1996           18                4           -           8        30


The net book value of tangible fixed assets includes British Pounds 40K (1996:
British Pounds 18K) in respect of assets held under finance leases and hire purchase contracts.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

	11. Tangible fixed assets
		(continued)

	Company

             							 Computer
						      	       Equipment	         Total
      British Pounds'000

	Cost:
  At June 1, 1996		   			-             		-
		  Additions						      2             		2
						                	-----------	----------
	  At May 31 1997					   	2            		2
							                -----------  	----------
	Depreciation
 At June 1,
 1996 and May 31,1997	     -	           	-
						                 	-----------	----------
Net book value:
   At May 31, 1997		     			2           		2

   At June 1, 1996		     			-            		-


METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

12. Investments

(a) Group


                                                      1997    1996
British Pounds'000

Fixed asset investments
                                                        500      -
                                        Listed on the
                                    US NASDAQ   Unlisted Total

Cost:

   At June 1, 1996                      -          363      363
   Additions                            500         -       500
                                    ---------   --------   ------
At May 31, 1997                        500         363       863
                                     ----------------------------

Amounts
provided:
 At June 1, 1996                      -             63        63
   Restatement                        -            300       300
                                    -----------------------------
   As restated                        -            363       363
   Provided during the year           -             -          -
                                    -----------------------------
   At May 31, 1997                    -            363       363

                                    ------------------------------

Net book value:
At May 31, 1997                       500           -        500

At June 1, 1997 as
restated                              -             -         -

The market value of the listed investments at May 31, 1997 was
British Pounds 372,139.  	If they had been sold
at this value there would have been no liability to corporation tax as there would be no capital gain arising from the sale.

The unlisted investment is in respect of an investment in 10 per cent. of the issued share capital of RC Telecom Limited.

METEOR TECHNOLOCY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

12.   Investments
(continued)

(b)  Company


                             Other          Other    Subsidiary
                          investments  investments  undertakings  Total
                                           (listed)(unlisted)
British Pounds'000

Cost:
At June 1,
1996                                650       -     363     1,013
Additions                           763      500     -      1,263
                                  ---------------------------------
At May 31, 1997                   1,413      500     -       2,276

                                   ---------------------------------
Amounts
provided:
At June 1, 1996 and May 31,
 1997                                -        -       363       363

                                  -----------------------------------
Net book value:
At May 31, 1997
                                   1,413       500     -       1,913
At June 1, 1997 as
restated                              650      -       -         650

See further details of the listed and unlisted other investments in the group investment note.

(b) Subsidiary undertakings acquired in the period

On August 12, 1996 DigiPhone Europe Limited ("DigiPhone") was acquired in exchange for consideration of British Pounds21,626,326 payable by way of issuing 52,285,714 ordinary 1 pence shares at a fully paid price of 41 pence each and cash of British Pounds189K (See not 23(a)).

On August 15, 1996 Paragon Investment Holdings Limited
("Paragon") was acquired in exchange for consideration of British Pounds790,334 payable by way of issuing 2,000,000 ordinary 1 pence shares at a fully paid price of 38 pence each and cash of British Pounds30K. (See note 23(a)).

During the year the company invested in 4 new subsidiary companies for cash of British Pounds1K. These companies were dormant throughout the year.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

12.   Investments
(continued)

(c) Details of the principal operating subsidiaries are:

Name of        Country of       Type of     Proportion
Company       Registration     shares held of voting       Nature of
                                            rights          business
                                                         and operation


DigiPhone International
Limited          England        Ordinary     100%                Software
                and Wales        shares                        distribution

DigiPhone Europe
Limited           England      Ordinary      100%                Software
                and Wales       shares                         distribution

The Public
Telephone        England       Ordinary      100%                 Software
Company Limited and Wales       shares                         distribution

Paragon
Investments
Holdings          England      Ordinary      100%                 Software
Limited           and Wales     shares                          distribution

Paragon
Payphones
Limited            England     Ordinary      100%                 Software
                 and Wales      shares                         distribution

Paragon
Leasing
Limited            England     Ordinary      100%                 Software
                 and Wales      shares                          distribution

Meteor Payphones
Limited           England       Ordinary     100%                  Software
                 and Wales       shares                          distribution

 Held by a subsidiary undertaking

13.  Stocks


                                    Group   Company  Restated Restated
                                    1997      1996     1997     1996


                                      69       80        -       -


The difference between the purchase price of stocks and their replacement cost is not material.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

14.   Debtors


                                 Group    Company Restated Restated
                                 1997       1996    1997     1996
British Pounds'000
Trade debtors                      42         18      -        -
Amounts due from subsidiary
undertakings                       -           -     380       20
Other debtors                     81           24     9        13
Prepayments and accrued income    98           6     19         5
                                -------------------------------------
                                  221         48     408        38


Included within debtors are amounts of British Pounds 60K in the group accounts and British Pounds 380K in the company accounts due after one year. The amount in the group accounts includes an amount of British Pounds 39K over which a charge exists.

15.	   Creditors amounts falling due within one year

                           Group     Company   Restated   Restated
                            1997       1996      1997       1996
British Pounds'000
Bank overdraft                -          22        -          -
Other loans                   10         -         -          -
Trade creditors              376         60        -          -
Corporation tax               -          -         -          -
Amounts due to subsidiary
undertakings                  -          -        123          -
Other taxes and social security
costs                         80         7         36          -
Obligations under finance leases
and hire purchase contracts (note
17)                            14        5          -          -
Other creditors               117        -          -          -
Accruals and deferred
income                        633       148        88         138

                             ---------------------------------------
                              1,230    242         247         138


METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

16.  Creditors: amounts falling due after more than one year


                                Group        Company Restated Restated
                                 1997         1996    1997     1996
British Pounds'000
Other loans                       10           -        -         -
Obligations under finance leases
and hire purchase contract (note
17)                               25           12       -          -
10% unsecured loan stock
1997-2007 (note 18)              500            -     500           -
                                 ---------------------------------------

                                  535          12     500          -

17.  Obligations under finance leases and hire purchase contracts

(a)  The maturity of these amounts is as follows:

                          Group      Company  Restated   Restated
                           1997       1996      1997       1996
British Pounds'000

Amounts payable:
 within one year            18          7          -          -
   between two to five
    years                   27         14          -           -

                            -------------------------------------------
                             45        21          -           -

Less:  Finance charges
allocated
   to future periods        (6)       (4)          -            -

                            ---------------------------------------------
                             39       17          -              -

Finance leases are analysed as
follows:

   Current obligations
     (note 15)                14       5          -               -
   Non-current obligations (note
     16)                      25      12          -               -

                             ------------------------------------------
                              39       17          -               -

The outstanding lease and hire purchase obligations are secured on the assets the financing relates

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

17.  Obligations under finance leases and hire purchase contracts

(b) Analysis of changes in finance leases and hire purchase contracts during the current and previous years:


                       Group          Company  Restated  Restated
                       1997            1996     1997      1996
British Pounds '000

At June 1              17               -         -         -
Inception of finance lease
contracts              31              17         -         -
Capital element of finance lease
contracts              (9)             -          -         -
                       -------------------------------------------
                        39             17         -        -


18.   Unsecured loan stock

(a) British Pounds 500,000 of unsecured loan stock was issued for cash on May 20, 1997. It bears interest at 10 per cent per annum accruing on a day to day basis but payable annually in arrears. The principal sum will be redeemed by or on May 21, 2007.

 The loan stock is unsecured; however, it becomes immediately repayable on the appointment of a receiver, a winding up resolution or if the company becomes unable to pay its debts as they fall due.

(b) Details of loan stock and convertible loan stock issued and redeemed during the year are as follows:
(C )

                            Loan      Convertible
                            stock      loan stock             Total
British Pounds'000

Issued in exchange for
distribution rights           -         1,304                 1,304
Issued in exchange for
cash                          500       1,000                 1,500
Cancelled as part
consideration for sale
of software                    -       (2,000)               (2,000)
   rights (see note 27
(ii))

Converted to share capital (see
note 27 (iii))                 -        (304)                  (304)

                            -----------------------------------------
Outstanding at May 31,
1997                         500           -                    500

</TABLE

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

19. Provisions for liabilities and charges

There was no requirement for a provision for deferred taxation in
the 	accounts for 1997 or 1996
	and there were no amounts not provided for.

20. Called up share capital

(a)

                                                         Restated
                                  1997       1996    1997      1996
                                 No.          No.    000        000
Authorised:
   Ordinary shares of 1p
each                        100,000,000   20,000,000 1,000      200

Allotted, called up and
fully paid:
   Ordinary shares of 1p
each                         71,426,223   11,317,612   714      113
Committed but unissued share
capital:
   Ordinary shares of 1p
each                                 -     1,800,000     -       18

                                                        714      131

On August 5, 1996, the authorised share capital of the company was increased from 20 million 1 pence shares to 100 million 1 pence shares.

During the year the following issues of share capital took place:

(i) In July 1996 the committed but unissued shares at May 31, 1996 were issued as follows

*500,000 committed but unissued ordinary 1 pence shares were issued at 41 pence per share as deferred consideration for the purchase of Telecredit Telekommunications GmbH

*1,300,000 committed but unissued ordinary 1 pence shares were issued at 50 pence per share to Global Telecom Overseas
Incorporated, 500,000 a the initial purchase consideration and 800,000 as the deferred consideration for the purchase of The
Public Telephone Company Limited.

(ii) In July 1996, 1,374,440 warrants were exercised, 1,374,440 or ordinary 1 pence shares were issued for cash at 4.929 pence each.

(iii) In August 1996, 52,285,714 ordinary 1 pence shares were issued at 41 pence per share on the acquisition of DigiPhone Europe Limited (see notes 11 (b) and
23(a)).

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

20.  Called up share capital
       (continued)

(iv) In August 1996, 2,000,000 ordinary 1 pence shares were issue at 38 pence per share on the acquisition of Paragon Investments Holdings Limited
(see notes 11 (b) and 23(a)).

(v) In November 1996, 800,000 ordinary 1 pence shares were issued d at 38 pence per share in exchange for the conversion of loan stock issued to Camelot ( Corporation (see note 27(iii)).

(vi) In March 1997, 1,498,457 ordinary 1 pence shares were issued at 8.5 pence per share in payment of interest and other expenses amounting in total to British Pounds127K due to Camelot Corporation.

(vii) In March 1997, 350,000 ordinary 1 pence shares were issued 20 pence per share in settlement of a provision for rent arrears and an ongoing premises obligation claim by the landlords of the property previously occupied by Telecredit Telekommunications GmbH.

All share issues took place at the market value of the shares on the day of issue of the share accept for (ii) and (vii). The market value per share on the date that he warrants were issued was 51 pence and the market value on the date that the shares were issue in settlement of the rent arrears was
8.5 pence.

After the year end, on June 25, 1997, the issued share capital of 71, 26,223 ordinary share of 1 pence each was consolidated into 7,142,622 ordinary shares of 10 pence each.

(b) Options

At May 31, 1997, options granted over ordinary shares outside any approved or unapproved schemes were outstanding as shown below:

       Number of shares 	Price per share  		Exercise period
                        (British Pounds)
          362,500	      		0.20			      Between April 1, 1995 and March 31, 1998
          571,428	      		0.2625		     Between May 23, 1998 and April 23, 2003
          150,000		      	0.21	      		Between November 12, 1998 and
                                         November 11, 2003


METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

20. Called up share capital
(continued)

(c) Analysis of changes in share capital (including share premium) during the current and previous years:

                                              Restated
                                            1997    1996
British Pounds'000
At June 1                                   1,724      -
   Net cash inflow from
financing                                     155     669
   Shares issued for non-cash
consideration                                 957     200
   Shares committed but unissued               -      855
                                         ------------------
At May 31                                   2,836   1,724

(d) Warrants

During the year 1,374,440 warrants were exercised leaving 1,930,060 warrants in issue. Each warrant entitles the holder to subscribe for one ordinary share at a price of 4.929p per ordinary share at any time from July 1 to July 31 in any of the years 1996 to 2001 inclusive.

Since the year end, the warrants have been revised to reflect the consolidation of the shares. 193,006 warrants are in issue with a share price of 49.2 pence per ordinary share.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS  AT MAY 31, 1997
(continued)

21. Reconciliation of equity shareholders' funds and movements on reserves

	Company

                                                Profit     Total
                     Share    Share  Other    and loss   shareholders'
                     capital premium reserve   account      funds
British Pounds000

As previously
reported             126     1,393     -       (436)       1,083

Prior year restatement
adjustments (see note
4(d))                 5       200    (628)     (603)     (1,026)
                   -----------------------------------------------
Restated balance at May
31, 1996             131    1,593    (628)    (1,039)         57

Profit attributable to
members of the company
                      -        -        -     (322)        (322)
Exercise of warrants  14      54        -       -            68

Shares issued on
acquisition          543       -     21,654      -       22,197

Less merger
relief                 -       -     (22,409)     -     (22,409)

Arising on share
issues                 18     179       -         -        197

Loan stock
converted              8      296       -         -        304
                  -------------------------------------------------
Balance at May 31,
1997                   714    2,122  (1,383) (1,361)         92

Included in the movement on other reserves is goodwill written off during the year of British Pounds 22,409K (Restated 1996: British Pounds628K).

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

22.  Share premium account

Company

                                                 Restated
                                   1997                        1996
British Pounds000

At June 1                           1,593                        -
Premium on shares issued
                                      529                       883
Premium on shares committed but unissued
                                       -                        637
Share issue
costs                                  -                       (127)
Restatement adjustments                -                        200
                                       ---------------------------
At May 31
                                       2,122                   1,593

23.  Acquisition of subsidiary undertakings

(a)   Fair value of assets acquired

		The net assets of DigiPhone at the date of acquisition were as follows:

British Pounds
                         Fair            Book                 Fair Value
                         value          value
                                      adjustments

Fixed assets              63              -                     63
Debtors                   52              -                     52
Cash                    1,041             -                   1,041
                        --------------------------------------------
                        1,156             -                    1,156
Creditors due within one
year                     (144)             -                   (144)

                         --------------------------------------------
Net assets on
acquisition              1,012              -                  1,012

Goodwill arising        20,614
Less merger
relief                 (20,914)
                      -----------
                          712
Satisfied by:
  Shares allotted - at nominal
value                      523
   Cash                    189
                       -----------
                           712
</TABLE


METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

23.   Acquisition of subsidiary undertakings
		(continued)

		The net assets of Paragon at the date of acquisition were as follows:

                           Fair value       Book      Fair Value
                                           value
                                         adjustments
British Pounds'000

Fixed assets                  142            (55)           87
Stock                          24              -            24
Debtors                       144              -           144
Cash                            5              -             5
                           ------------------------------------
                              315            (55)           260
Creditors due within one
year                         (986)          (263)        (1,249)

Creditors due in more than one
year                          (16)             -            (16)
                          ---------------------------------------
Net assets on
acquisition                  (687)          (318)        (1,005)

Goodwill arising             1,795
Less merger relief            (740)
                            -------
                               50
Satisfied by:
   Shares allotted - at nominal
value                          20
   Cash                        30
                            -------
                               50

The fair value adjustments arose due to adjustments to the carrying value of fixed assets and a change in accounting policy for the recognition of profit on the sale of payphones to finance houses, which is now spread evenly over the period to which the finance contract relates.

Details of the consideration given are shown in note 12(a).

(b)	Cash flow impact

		The subsidiary undertaking acquired during the year utilised British Pounds
826K of the group's net operating cash flows, contributed British Pounds 9K in respect of net returns on investments and servicing of finance, utilised
British Pounds96K in respect of capital expenditure and financial investment and utilised British Pounds9K in respect
of financing.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

23.   Acquisition of subsidiary undertakings
		(continued)

( c)	Profitability of acquired subsidiaries

DigiPhone made a net loss for the 14 month period May 31, 1997 of British Pounds 5,614K (period to March 31, 1996: dormant) of which British Pounds5,200K arose in the period from April 1, 1996 to August 12, 1996. The summarised profit and loss account for the period from April 1, 1996 to the date of acquisition is as follows:


						British Pounds'000

		Turnover				-
		Operating loss				5,200
		Loss before and
       after taxation			5,200


There were no recognised gains or losses in the period ended August 12, 1996 other than the net loss of British Pounds5,200K.

Paragon made a net loss for the 14 month period ended May 31, 1997 of British
 Pounds556K (year to March 31, 1996 restated loss British Pounds360K) of which British Pounds 501K arose in the period from April 1, 1996 to August 15, 1996.
  The summarised profit and loss account for the period from April 1, 1996 to the date of acquisition is as follows:

						British Pounds'000

		Turnover				412
		Operating loss				(535)
		Loss before and
       after taxation			(501)


There were no recognised gains or losses in the period ended August 15, 1996 other than the net loss of British Pounds501K

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

24.	Other financial commitments

At May 31, 1997 annual commitments under non-cancellable operating leases were as set out below:

Group

                               Land and
                                buildings                 Other
                           1997         1996         1997     1996
British Pounds'000

Operating leases which
expire:
  within one
year                         -            -           90        -
  in the second to fifth years
inclusive                   83             -         149        -
  after five
years                       18             -           -        -

                          ----------------------------------------
                            101            -           239      -

Company

                             Land and
                             buildings          Other
                           1997     1996     1997    1996
British Pounds'000

Operating leases which
expire:
    within one year          -       -        1       -
    in the second to fifth years
inclusive                    -       -        14      -
    after five years         19      -        -       -

                           -----------------------------------
                            19        -       15       -

25.	Contingent liabilities

Company

There is a group VAT registration in place covering the company, Paragon Payphones Limited and The Public Telephone Company Limited.

METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

26.	Reconciliation of net cash flow to movement in net funds

                                      1997                  1996
British Pounds'000

period                                   698                  131
Cash inflow from icrease in debt
 and lease financing                    1485                   -
                                     -----------------------------
Change in net funds resulting
 from cash flows                        (787)                 131

Loans and finance leases acquired
with subsidiary undertakings             (26)                 (17)

New finance leases                       (31)                    -

Loan stock cancelled in non-cash
transaction                             1,000                    -
                                       -----------------------------
Movement in net funds in the
period                                    156                    114

Net funds at June 1                       114                     -

                                        ----------------------------
Net funds at May 31                       270                   114

Analysis of net
funds:
 AtJune 1,

Non-cash
May 31,1996
Cash
flow
Acquisitions*
transactions
1997

British Pounds'000


Cash at Bank           153            676        -              -           829
Overdrafts             (22)            22        -              -           -
                     ---------------------------------------------------------
                       131            698        -              -          829
Debt due after
 one year                -         (1,494)     (16)          1,000       (510)
Debt due within
   one year              -           -         (10)             -        (10)
Finance leases         (17)          9          -             (31)       (39)
                    -----------------------------------------------------------
                       114         (787)       (26)           969         270
* excluding cash and
overdraft

</TABLE


METEOR TECHNOLOGY plc
(formerly Telecom Credit Europe PLC)

NOTES TO THE ACCOUNTS AT MAY 31, 1997
(continued)

27. Major non-cash transactions

(i) During the year Meteor Technology plc acquired the rights to distribute DigiPhone internet telephony software in the UK, Ireland and the rest of the world (i.e. excluding the USA, Canada and the Rest of Europe) from Camelot Corporation for British Pounds1.379 million. Of this consideration,
 British Pounds75K was paid in cash, the remainder of British Pounds1,3041 was settled by the issue of convertible loan stock.

(ii) During the year Meteor Technology plc sold the USA and Canadian rights t o its PCAMS and telephone software to Camelot Corporation for British Pounds
2.5 million. The consideration for these rights was satisfied by the cancellation of British Pounds2 million of convertible loan stock and British
 Pounds0.5 million by the issue to the company of 3,238,400 new common shares in Camelot Corporation.

(iii) During the year Meteor Technology plc converted British Pounds304K of convertible loan stock held by Camelot Corporation into 800,000 ordinary I pence shares at. price of 38 pence each.

(iv) During the year Meteor Technology plc issued 300,000 ordinary 1 pence shares at a price of approximately 23 pence each in settlement of the provision or the rent arrears and rent guarantee called by the landlord of the premises previously occupied by Telecredit Telekommunications
GmbH.

(v) Part of the consideration for the purchases of subsidiary undertakings that occurred during the year comprised shares. (See notes 12(b) and 23(a)).

28.  Related party transactions

The company's immediate parent undertaking is Alexander Mark Investments
(USA) Inc., which s incorporated and publicly listed in the United States of America. It has included the company in its group accounts, copies of which may be obtained from 17770 Preston Road, Dallas, Texas, United States of America.

During the year the transactions set out in notes 18(a), 27(i), (ii) and
ii) took place with Camelot Corporation, which during the year became the immediate parent of Alexander Mark Investment (USA) Inc..

In the directors' opinion the company's ultimate parent company and Controlling party is Adina Inc., which is incorporated and publicly listed in the United States of America. Copies of its group accounts, which include the company, are available from 17770 Preston Road, Dallas, Texas, United States of America. D Wettreich is the Chairman and a Director of Adina Inc.


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